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FIDUCIARY DUTIES AND AVOIDANCE OF CONFLICTS
A.Fiduciary Duties of Board members, Officers and Advisor
Application. This policy applies to all Access Persons.
Requirement. As with its other clients, the Advisor has a fiduciary duty to the Company. The 1940 Act specifically authorizes the SEC to bring an enforcement action against any board member, officer, or investment adviser of a Company alleging that such person or entity has engaged within five years of the commencement of the action, or is about to engage in, any act or practice constituting a breach of fiduciary duty involving personal misconduct.1 Section 36(a) has been interpreted to cover breaches of the duty of care and the duty of loyalty.
Policy/Procedure. The Company is committed to the highest ethical standards and to conducting its business in the best interests of its stockholders. Upon notification, the CCO will investigate any alleged breaches of fiduciary duty, with the assistance of legal counsel, as appropriate. Any potential breaches relating to the Company must be escalated to the CCO. If appropriate, the CCO shall inform the Board of such alleged breaches of fiduciary duty.
B.Sarbanes-Oxley Code of Business Conduct and Ethics
Requirement. Section 406 of the Sarbanes-Oxley Act of 2002 (“SOX”) and Item 406 of Regulation S-K require that public BDCs disclose whether or not they have adopted a code of business conduct and ethics for senior financial officers and, if not, to explain why not.
Form 8-K requires a BDC to disclose any amendments to or waivers of its code of business conduct and ethics (unless it discloses the required information on its Internet website within four business days following the date of the amendment or waiver, provided that it has previously disclosed in its most recently filed annual report its Internet address and intention to provide disclosure in such manner). The Company discloses in its annual report that Forms 8-K will be made available on its website.
Policy/Procedure. The Company has adopted a code of business conduct and ethics (the “Code”), which is included in this Manual under “Code of Business Conduct and Ethics.” The Code generally requires that all board members and officers of the Company and employees of the Advisor that perform regular functions or duties for the Company (collectively, the “Covered Persons”) discuss conflict of interest situations with and report violations and potential violations to the CCO or, if the matter relates to any conduct or potential conduct of the CCO, to the Audit Committee of the Board. The CCO or her designee maintains the Company’s Code, reviews the Code annually with the Board and the Covered Persons and obtains Covered Person acknowledgments (initial and annual). The CCO monitors amendments to or waivers of a provision of the Code. The CCO refers issues to the Audit Committee of the Board as appropriate.

1 Section 36(a).
Fiduciary Duties And Avoidance Of Conflicts

C.Code of Business Conduct and Ethics
Introduction

Ethics are important to the Company (“our,” “us,” or “we”) and to its management. The Company is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers and board members of the Company and all employees of the Advisor that perform regular functions or duties for the Company (collectively, the “Covered Persons,” and individually, “you”) are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Business Conduct and Ethics (the “Code”). If you have a question or concern about what constitutes proper conduct for you or anyone else, please raise these concerns with any member of the Company’s management, or follow the procedures outlined in applicable sections of this Code.

Purpose of the Code

This Code is intended to:

•Help you recognize ethical issues and take the appropriate steps to resolve these issues;

•Deter ethical violations;

•Assist you in reporting any unethical or illegal conduct; and

•Reaffirm and promote our commitment to a corporate culture that values honesty and accountability.

All Covered Persons will acknowledge in writing that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.

Conflicts of Interest

You must avoid any conflict or the appearance of a conflict and must report to the CCO any actual or potential conflict between your personal interests and the Company’s interests. A conflict exists when your personal interests in any way interfere or even appear to interfere with the interests of the Company, or when you take any action or have any interests that may make it difficult for you to perform your job for the Company objectively and effectively. For example, a conflict of interest may exist if any of the following scenarios occur and affect the Company:

•You cause the Company or the Advisor to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;

•You, or a member of your family, receive improper personal benefits as a result of your position with us or the Advisor;

•You use any nonpublic information about the Company or the Advisor, the Company’s customers or other business partners for your personal gain, or the gain of a member of your family; or

•You use or communicate confidential information obtained in the course of your work for your or another’s personal benefit.

Corporate Opportunities

Each of us has a duty to advance the legitimate interests of the Company when the opportunity to do so presents itself. Therefore, you may not:

•Take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with the Company or the Advisor, or through the use of either’s property or information;

•Use the Company’s or the Advisor’s property, information, or position for your personal gain or the gain of a family member; or

•Compete, or prepare to compete, with the Company or the Advisor.

Confidentiality

You must not disclose confidential information regarding the Company, the Advisor, the Company’s affiliates, lenders, clients, or other business partners, unless disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, the Company, its affiliates, its lenders, its clients, or its other business partners. This obligation continues even after you cease to render services to the Company, until the information becomes publicly available.

Fair Dealing

You must endeavor to deal fairly with the Company’s customers and business partners, or any other companies or individuals with whom the Company does business or comes into contact with, including fellow employees and the Company’s competitors. You must not take unfair advantage of these or other parties by means of:

•manipulation;
•concealment;
•abuse of privileged information;
•misrepresentation of material facts; or
•any other unfair-dealing practice.

Protection and Proper Use of Company Assets

The Company’s assets are to be used only for legitimate business purposes. Theft, carelessness, and waste have a direct impact on our profitability. You should protect the Company’s assets and ensure that they are used efficiently.

Personal use of telephones, fax machines, copy machines, personal computers and similar equipment shall be governed by the information technology policies and practices in the Advisor’s Employee Handbook.

Compliance with Applicable Laws, Rules and Regulations

You must comply with all laws, rules and regulations that apply to the Company’s business, including those relating to insider trading. Please talk to the Company’s Chief Compliance Officer if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

In addition, the Company and the Advisor expect you to comply with all policies and procedures that apply to you. The Company may modify or update its policies and procedures in the future and may adopt new company policies and procedures from time to time. You are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement with the Advisor that applies to you.

Equal Opportunity, Harassment

The Advisor is committed to providing equal opportunity in all of its employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. You may not under any circumstances engage in harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, marital status, or any other status protected by law.

Accuracy of Company Records

You must ensure that all financial books, records and accounts you maintain for the Company accurately reflect transactions and events and conform both to required accounting principles and to the Company’s system of internal controls.

Retaining Business Communications

From time to time the Advisor or the Company may establish retention or destruction policies in order to ensure legal compliance. You must fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that the Company’s records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If you believe that this exception may apply or have any questions regarding the possible applicability of that exception, please contact the Company’s Chief Compliance Officer.

Political Contributions

No funds of the Company may be given directly to political candidates. You may, however, engage in political activity subject to the requirements of the Advisor’s Political Contributions Policy.

Media Relations

We must speak with a unified voice in all dealings with the press and other media. As a result, all requests from the media shall be subject to the requirements of the Advisor’s Advertising and Solicitation Policy.

Intellectual Property Information

Information generated in the Company’s business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; lender and other business partner lists. Employees are obligated to safeguard the Company’s intellectual property information from unauthorized access and:

•Not disclose this information to persons outside of the Company;

•Not use this information for personal benefit or the benefit of persons outside of the Company; and

•Not share this information with other employees except on a legitimate “need to know” basis.

Internet and E-Mail Policy

The Advisor provides an e-mail system and Internet access to its employees, including Covered Persons, to help them do their work. The terms of this use are set forth in the Advisor’s Employee Handbook. Further, you are prohibited from discussing or posting confidential information regarding the Company in any external electronic forum, including Internet chat rooms or electronic bulletin boards.

Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of the Code by the Company or the Advisor’s employees, officers and board members, and you are expected to report a violation promptly. Reports should be made to the Company’s Chief Compliance Officer who will investigate and report the matter to our CEO and/or Board, as the circumstance dictates. You will also be expected to cooperate in an investigation of a violation.

Anyone who has a concern about the Company’s conduct, the conduct of an officer of the Company or the Advisor or the Company’s accounting, internal accounting controls or auditing matters, may communicate that concern to the Audit Committee of the Board through our Chief Compliance Officer. All reported concerns shall be forwarded to the Audit Committee and will be simultaneously addressed by our Chief Compliance Officer in the same way that other concerns are addressed by the Company. The status of all outstanding concerns forwarded to the Audit Committee will be reported on a quarterly basis by our Chief Compliance Officer. The Audit Committee may direct that certain matters be presented to the full board and may also direct special treatment, including the retention of outside advisers or counsel, for any concern reported to it.

All reports will be investigated and whenever possible, requests for confidentiality shall be honored. And, while anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed as appropriate.

There will be no reprisal, retaliation or adverse action taken against any employee on the basis of such employee’s making reports or assisting in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about the Company’s or the Advisor’s conduct, the conduct of an officer of the Company or the Advisor, or about the Company’s or the Advisor’s accounting, internal accounting controls or auditing matters, you may use the following means of communication:

ADDRESS:         [Name of Company]
        Attn: Chief Compliance Officer
        One Vanderbilt Avenue, Floor 16
        New York, NY 10017

Administration of the Code

The Chief Compliance Officer has overall responsibility for administering the Code and reporting on the administration of and compliance with the Code and related matters to our Board.

Sanctions for Code Violations

All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

Application/Waivers

All the board members and officers of the Company and select employees the Advisor are subject to this Code.

Insofar as other policies or procedures of the Company or the Advisor govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code.

Any material amendment or waiver of the Code for an executive officer or member of our Board must be made by our Board and disclosed as required by Item 5.05 of Form 8-K on a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days following such amendment or waiver.

Revisions and Amendments

This Code may be revised, changed, or amended at any time by the Company’s Board. Following any material revisions or updates, an updated version of this Code will be distributed to you and will supersede the prior version of this Code effective upon distribution. We will ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with the provisions.